Exhibit 99 (l)

INITIAL CAPITAL AGREEMENT

                                                                                             January 5, 2021

Humankind Benefit Corporation
225 Pictoria Drive, Suite 450
Cincinnati, OH  45246

Ladies and Gentlemen:

The undersigned hereby subscribes for 4,000 Shares of Beneficial Interest, par value $0.0001 per share, of the Humankind US Stock ETF a series of Humankind Benefit Corporation, a Maryland benefit corporation, at $25.00 per share for an aggregate purchase price of $100,000.  By signing below, payment in full is confirmed.

The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.

Very truly yours,

Humankind Investments LLC

By:	/s/ James J. Katz
Name:	James J. Katz
Title:	Chief Executive Officer

Confirmed and Accepted:

Humankind Benefit Corporation

By:	/s/ Yi Han
Name: Yi Han
Title: Vice-President